Exhibit 10.75

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement, first dated as of January 12, 2000, amended and restated as of March 1, 2000, further amended and restated as of February 14, 2003, by and between Cendant Corporation, a Delaware corporation (“Cendant”) and Thomas D. Christopoul (the “Executive”), is hereby further amended and restated effective as of October 1, 2003 (the “Agreement”).

WHEREAS, Cendant desires to employ the Executive as Co-Chairman and Chief Executive Officer of Cendant’s Financial Services Division, and the Executive desires to serve Cendant in such capacity.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

Cendant agrees to employ the Executive and the Executive agrees to be employed by Cendant for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive will serve as Co-Chairman and Chief Executive Officer of Cendant’s Financial Services Division (“FSD”), and subject to the direction of the Supervising Officer (as defined below), will perform such duties and exercise such supervision with regard to the business of FSD and Cendant as are associated with such position, as well as such additional duties as may be prescribed from time to time by the Supervising Officer.  The Supervising Officer will be a senior executive officer of Cendant designated by the Chief Executive Officer of Cendant (the “CEO”) from time to time; provided, that the Supervising Officer will be at all times either the CEO or an officer who reports directly to the CEO (excluding the Managing Director of Cendant EMEA and the Cendant General Counsel).  The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for FSD and Cendant. The Executive will be required to certify the accuracy of financial statements and results applicable to business

units under his control, subject to and in accordance with Cendant policy in effect from time to time.   The Executive will maintain a primary office and conduct his business in Parsippany, New Jersey, except for normal and reasonable business travel in connection with his duties hereunder.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on the date hereof and end on October 31, 2006, subject to earlier termination as provided in this Agreement.

SECTION IV

COMPENSATION AND BENEFITS

A.                                   Compensation.

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of Cendant or any of their respective subsidiaries, divisions or affiliates, the Executive will be compensated as follows:

i.                                          Base Salary.

Cendant will pay the Executive a fixed base salary (“Base Salary”) of not less than $650,000, per annum. The Executive will be eligible to receive annual increases as the Board of Directors of Cendant (the “Board”) deems appropriate, in accordance with Cendant’s customary procedures regarding the salaries of senior officers, but with due consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area.  Base Salary will be payable according to the customary payroll practices of Cendant, but in no event less frequently than once each month.

ii.                                       Annual Incentive Awards

The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to receive an annual bonus opportunity in respect of each fiscal year of Cendant during the Period of Employment based upon a target bonus of not less than 100% of Base Salary, subject to the attainment by Cendant of applicable performance targets established and certified by the Compensation Committee of the Board (the “Committee”).  The parties acknowledge that it is currently contemplated that such performance targets will be stated in terms of “earnings before interest and taxes” of Cendant; however, such targets may relate to such other financial and business criteria of Cendant, or any of its subsidiaries or business units, as determined by the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”).

iii.                                    Long-Term Incentive Awards

The Executive will be eligible for stock option awards subject to the sole discretion of the Committee; provided, however, that such options shall be granted in accordance with the terms and conditions of the applicable option plans of Cendant and shall have such other terms and conditions as determined by the Committee in its sole discretion.

iv.                                   Additional Benefits

The Executive will be entitled to participate in all other compensation and employee benefit plans or programs, and receive all benefits and perquisites, for which salaried employees of Cendant are generally eligible under any plan or program now in effect, or later established by Cendant, on the same basis as similarly situated senior officers or Senior Executive Vice Presidents of Cendant with comparable duties and responsibilities.  Without limiting the generality of the foregoing, the Executive shall remain eligible to participate in the Cendant Deferred Compensation Plan and shall be entitled to supplemental executive medical benefits, tax and financial planning services, Park Avenue Club membership, one automobile under any Cendant officer automobile program, Fiddler’s Elbow Cendant Corporate Golf Membership, and air transportation benefits; provided, however, that all such benefits and perquisites referenced in this paragraph will be provided to the Executive if and to the extent Cendant continues to provide them to other Senior Executive Vice Presidents of Cendant.  The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and program.  Cendant has no obligation hereunder or otherwise to maintain any plan or program referenced under this paragraph.

Pursuant to prior agreement by letter dated May 2, 2003, the Executive agrees that Cendant may terminate the Executive’s existing split dollar insurance policy and that the Executive will transfer, immediately upon request by Cendant, all of his rights pursuant to such policy (including rights to the cash surrender value) to Cendant.  The Executive will execute such documents necessary to effectuate the foregoing.

SECTION V

BUSINESS EXPENSES

Cendant will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.  The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by Cendant from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI

DISABILITY

A.                                   If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to Cendant, or at the option of Cendant upon notice of termination to the Executive.  Cendant’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination. For purposes of this Agreement, “Disabled” means the Executive’s inability to perform his duties hereunder, with or without reasonable accommodation, as a result of serious physical or mental illness or injury for a period of no less than 90 consecutive days, together with a determination by an independent medical authority that (i) the Executive is currently unable to perform such duties and (ii) in all reasonable likelihood such disability will continue for a period in excess of 180 days.  Such medical authority shall be mutually and reasonably agreed upon by Cendant and the Executive and such opinion shall be binding on Cendant and the Executive.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and Cendant’s obligation to make payments under this Agreement will cease as of the date of death, except for Base Salary and Incentive Compensation Awards earned but unpaid through the date of death, which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable, and except for benefits provided under the terms of any applicable employee benefit plan sponsored by Cendant.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A.                                   Without Cause Termination and Constructive Discharge.  If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge as defined below, subject to the Executive executing a release of claims against Cendant as more fully described in paragraph D of this Section VIII (i) Cendant will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such event  (a) a lump sum amount equal to the Executive’s then current Base Salary, plus the Executive’s then current target Incentive Compensation Award, multiplied by three (3); provided, however, that in no event will the Incentive Compensation Award exceed 100% of then current Base Salary for purposes of such calculation and (b) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination, (ii) each option to purchase shares of Cendant common stock granted to the Executive on or after January 12, 2000 shall, upon such event,  become fully vested and exercisable and shall remain exercisable until the first to occur of the second anniversary of such termination of employment or the original expiration date of such option and (iii) the Executive shall be provided with post-termination medical insurance benefits for such period of time, and on such terms and conditions, no less favorable than as provided to any other Senior Executive Vice President of Cendant following the date of this Agreement (such benefits shall be limited to medical, dental and vision benefits, and MERP and executive physical benefits; provided, that Cendant may provide such benefits pursuant to individual policies or arrangements or pursuant to Cendant plans).

B.                                     Termination for Cause; Resignation.  If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, Cendant will have no further obligations to the Executive hereunder.

C.                                     For purposes of this Agreement, the following terms have the following meanings:

i.                                          “Termination for Cause” means (i) the Executive’s willful failure to substantially perform his duties as an employee of Cendant or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Cendant or any of its subsidiaries, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (iv) the Executive’s gross negligence in the performance of his duties or (v) the Executive purposefully or negligently makes (or has been found to have made) a false certification to Cendant pertaining to its financial statements.

ii.                                       “Constructive Discharge” means (i) any material failure of Cendant to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other material element of compensation), (ii) a material and adverse change to, or a material reduction of, the Executive’s duties and responsibilities to Cendant; provided, however, that a Constructive Discharge will not occur if Cendant requires the Executive to assume either of the following positions: (A) the Chief Administrative Officer Position (as defined below) or (B) the chairman and chief executive officer position of a division of Cendant, (iii) the relocation of the Executive’s primary office to any location more than fifty (50) miles from Parsippany, New Jersey, (iv) the Supervising Officer is neither the CEO nor a senior executive officer of Cendant who reports directly to the CEO or (v) the Period of Employment expires on October 31, 2006 and Cendant does not offer to extend such Period of Employment on substantially similar professional and economic terms by at least two, and not more than three, additional year(s).  The Executive will provide Cendant a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice.  Cendant will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.  For purposes of this paragraph, the Chief Administrative Officer Position is a senior executive officer position of Cendant, reporting to either the CEO, the Chief Operating Officer of Cendant, or the Chief Financial Officer of Cendant, and having responsibility for oversight, coordination, administration and management of all or substantially all of the following corporate functions: Human Resources, Facilities, Telecommunications, Telephone Call Centers, Information Technology and Corporate-based Marketing and Relationships (or such other function of equivalent size, scope and responsibility to Corporate-based Marketing and Relationships).

iii.                                    “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by Cendant other than due to death, Disability or Termination for Cause.

iv.                                   “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

D.                                    Conditions to Payment and Acceleration.  All payments and benefits due to the Executive under this Section VIII shall be made or provided as soon as practicable; provided, however, that such payments and benefits shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against Cendant and its affiliates in such form determined by Cendant in its sole discretion (so long as such release does not limit the Executive’s right to indemnification under Section X hereof).  The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of Cendant or its affiliates.  To the extent any term or condition of any option to purchase Cendant common stock conflicts with any term or condition of this Agreement applicable to such option, the term or condition set forth in this Agreement shall govern.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.                                   The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with Cendant and its affiliates as may be requested in connection with any claims or legal action in which Cendant or any of its affiliates is or may become a party; provided, that such cooperation does not impose unreasonable hardship on the Executive and; further, provided, that Cendant reimburses the Executive for reasonable expenses.

B.                                     The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of Cendant or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of Cendant or any of its affiliates.  Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law.  The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than Cendant or any of its affiliates.  The Executive will also use his best efforts to prevent the disclosure of this Information by others.  All records, memoranda, etc. relating to the business of Cendant or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of Cendant or its affiliates.

C.                                     i.                                          During the Period of Employment and for a two (2) year period thereafter (the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive will not use his status with Cendant or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Cendant or any of its affiliates.

ii.                                       During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of Cendant or any of its affiliates or in any way injuring the interests of Cendant or any of its affiliates.  During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of Cendant, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise.  The Executive acknowledges that Cendant’s businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

iii.                                    During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of Cendant or any of its affiliates for any existing business of Cendant or any of its affiliates or discuss with any employee of Cendant or any of its affiliates information or operation of any business intended to compete with Cendant or any of its affiliates.

iv.                                   During the Restricted Period, the Executive will not interfere with the employees or affairs of Cendant or any of its affiliates or solicit or induce any person who is an employee of Cendant or any of its affiliates to terminate any relationship such person may have with Cendant or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of Cendant or any of its affiliates.  The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of Cendant or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

v.                                      For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries and licensees of Cendant.

D.                                    The Executive hereby acknowledges that damages at law may be an insufficient remedy to Cendant if the Executive violates the terms of this Agreement and that Cendant will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy.  Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies Cendant may have.  Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

E.                                      The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on Cendant’s application for injunctive relief.

F.                                      The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, Cendant would not have entered into this Agreement.

SECTION X

INDEMNIFICATION

Cendant will indemnify the Executive to the fullest extent permitted by the laws of the state of Cendant’s incorporation in effect at that time, or the certificate of incorporation and by-laws of Cendant, whichever affords the greater protection to the Executive.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the

Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XII

WITHHOLDING TAXES

The Executive acknowledges and agrees that Cendant may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior employment agreement between Cendant and the Executive hereof, including, without limitation, that certain letter agreement between Cendant and the Executive dated as of April 1, 1999 (except with respect to any provisions in such letter agreement applicable to the treatment of Cendant stock options in connection with any termination of the Executive’s employment), and any such prior employment agreement will be deemed terminated without any remaining obligations of either party thereunder.

SECTION XIV

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude Cendant from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of Cendant hereunder.  Upon such a consolidation, merger or sale of assets the term “Cendant” will mean the other corporation and this Agreement will continue in full force and effect.

SECTION XV

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI

GOVERNING LAW

This Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVII

ARBITRATION

A.                                   Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which Cendant may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows:  Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute.  Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association applicable to employment disputes, modified only as herein expressly provided.  After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.                                     The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.                                     Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate.  In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D.                                    The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E.                                      The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVIII

SURVIVAL

Sections IX, X, XI, XII, and XVII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIX

SEPARABILITY

All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement.  The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CENDANT CORPORATION

/s/ Terry Conley
By:	Terry Conley
Title:	Executive Vice President, Human Resources

THOMAS D. CHRISTOPOUL

/s/ Thomas D. Christopoul